Exhibit 99.1
A. H. Belo Corporation

FOR IMMEDIATE RELEASE
Thursday, September 23, 2010
7:00 A.M. CDT
Newspaper Publisher A. H. Belo Corporation Announces
Election of Ronald D. McCray as a Director
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) today announced that Ronald D. McCray, most recently vice president and chief administrative officer of Nike, Inc., was elected a director by the Company’s Board of Directors. McCray will stand for re-election as a Class I Director at the Company’s annual meeting in 2011.
     McCray brings nearly 30 years of experience to A. H. Belo’s Board. Prior to Nike, McCray spent two decades at Kimberly-Clark Corporation, where he served as senior vice president/Law and Government Affairs and chief compliance officer. Earlier in his career, McCray served in the corporate law practices of Jones Day and Weil, Gotshal & Manges. McCray is a member of boards or advisory groups at Cornell University, Harvard Law School, Boston Championship Basketball Partners LLC (owner of the Boston Celtics) and several non-profit organizations. Between 2003 and 2006, McCray served on the board of directors of newspaper publisher Knight-Ridder, Inc.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Ron is a longtime resident of Dallas and a recognized leader in our community. His executive, legal and board level experience managing change across a range of industries will strengthen the Company’s ability to identify, evaluate and pursue opportunities that align with A. H. Belo’s strategy and create value for shareholders.”
     McCray said, “I am excited about this unique opportunity to help build on A. H. Belo’s record of journalistic and financial excellence as it addresses the challenges and opportunities facing the newspaper publishing industry.”
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P. O. Box 224866     Dallas, Texas 75222-4866     Tel. 214.977.8200     Fax 214.977.8201
www.ahbelo.com     Deliveries:     400 South Record Street     Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Announces
Election of Ronald D. McCray as a Director
September 23, 2010
Page Two
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.
P. O. Box 224866     Dallas, Texas 75222-4866     Tel. 214.977.8200     Fax 214.977.8201
www.ahbelo.com     Deliveries:     400 South Record Street     Dallas, Texas 75202-4806